Exhibit 99.1

TETON ENERGY CORPORATION
ANNOUNCES PURCHASE OF OIL AND GAS PROPERTIES
IN CENTRAL KANSAS UPLIFT
ACQUISITION WILL POTENTIALLY INCREASE RESERVES 80 PERCENT AND
PRODUCTION 99 PERCENT
DENVER, February 26, 2008. Teton Energy Corporation (“Teton”) (AMEX:TEC) today announced it has signed a Letter of Intent to acquire reserves, production and certain oil and gas properties in the Central Kansas Uplift of Kansas from a group of approximately 14 working interest owners (“Sellers”) for approximately $53.4 million before adjustments. The purchase price is expected to be funded with $40.1 million in cash and $13.3 million in Teton common stock. Terms also include warrant coverage of 625,000 shares at a $6.00 strike price with a two-year term. The Company expects its bank credit facility’s available borrowing base to grow to approximately $35 to $40 million as a result of the added reserves from this transaction. Closing is expected to occur on or before April 25, 2008 with an effective date of March 1, 2008.
The purchase price includes an estimated 11.3 billion cubic feet equivalent (“Bcfe”) or 1.89 million barrels of oil equivalent (“MMboe”) of proved reserves and an estimated 4.25 million cubic feet equivalent per day (“MMcfed”) or 710 barrels of oil equivalent (“Boe”) of daily production as of March 1, 2008. The Sellers’ proved reserves are approximately 92 percent oil and 92 percent of their reserves are developed (PDP or PDNP), located on approximately 1,571 gross (1,518 net) acres. When combined with Teton’s existing reserves, Teton will have proved reserves of approximately 54 percent natural gas and 46 percent oil. In addition, the ratio of Teton’s developed reserves in the proved category will increase from 61 percent to 75 percent. Teton has also estimated net risked probable reserves to be 6.8 Bcfe (1.13 MMBoe).
Production from the Sellers’ assets is approximately 92 percent oil and eight percent natural gas. When combined with Teton’s existing production, Teton will have production of approximately 43 percent natural gas and 57 percent oil. Teton anticipates hedging the commodity price of at least 80 percent of the oil PDP production related to this transaction for five years in order to lock in base case economics.
The purchase price includes 50 producing wells, 22 wells with production behind pipe, five wells drilling or waiting on completion and 31 identified undeveloped locations. The proved and probable assets to be acquired have a 92 percent working interest and a 76 percent net revenue interest to Teton. This acquisition will nearly double Teton’s 2007 year-end proved reserves of 14.1 Bcfe and Teton’s 2007 exit production rate of 4.3 MMcfed. In addition, the purchase price includes 52 square miles of 3-D seismic with additional seismic to be acquired in 2008. It also includes 54,000 gross (32,000 net) undeveloped acres where Teton operates, at 60 percent working interest to Teton and 40 percent working interest to Sellers. The Company believes the undeveloped acreage could yield additional upside resource potential to Teton estimated to be equivalent to the proved reserves. Teton and Sellers have also agreed to a go-forward 30-month area of mutual interest to pursue additional acreage and resource opportunities where Teton will operate under the same 60/40 working interest split with Sellers as described on the existing undeveloped acreage.
Karl Arleth, President and Chief Executive Officer of Teton, stated, “This acquisition is an excellent fit for Teton. It not only nearly doubles the reserves and daily production for the Company, but it provides a significant operating presence in the hydrocarbon prolific Central Kansas Uplift. The Uplift has favorable similarities to Teton’s exploration efforts in the eastern D-J Basin, including utilizing 3-D seismic and operating in an area with largely fee-based acreage. The transaction also addresses two major strategic objectives for Teton: increased Company net asset value and operatorship.”
The Company plans a conference call (to be announced) to provide further information and benefits of the acquisition once due diligence is completed and the transaction is closed.
Company Description. Teton Energy Corporation (AMEX: TEC) is an independent oil and gas exploration and production company based in Denver, Colorado. Teton is focused on the acquisition, exploration and development of North American properties and has current operations in the Rocky Mountain region of the U.S. The Company’s common stock is listed on the American Stock Exchange under the ticker symbol “TEC”. For more information about the Company, please visit the Company’s website at www.teton-energy.com.
Forward-Looking Statements. This news release may contain certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company’s operating and financial results are included in Teton’s annual report on Form 10-K for the year ended December 31, 2006. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.
Investor contact:
Ron Wirth
Director of Investor Relations
& Administration
303-565-4600
Rwirth@teton-energy.com